CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Evergreen International Trust

Evergreen Select Fixed Income Trust

We consent to the use of our reports, dated December 27, 2007, for the Evergreen Emerging Markets Growth Fund, Evergreen Global Opportunities Fund, Evergreen Global Large Cap Equity Fund, Evergreen Intrinsic World Equity Fund and Evergreen International Equity Fund, each a series of the Evergreen International Trust and the Evergreen International Bond Fund, a series of the Evergreen Select Fixed Income Trust, incorporated herein by reference and to the references to our firm under the captions “FINANCIAL HIGHLIGHTS” in the prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Boston, Massachusetts

February 26, 2008